Exhibit 99.1

Airgain Reports Fourth Quarter and Full Year 2020 Financial Results

San Diego, CA, February 18, 2021 – Airgain, Inc. (Nasdaq: AIRG), a leading provider of advanced antenna systems and integrated wireless solutions and technologies used to enable high performance wireless networking across a broad range of devices and markets, including consumer, enterprise, and automotive, today announced financial results for the fourth quarter and full year ended December 31, 2020.

Fourth Quarter 2020 Financial Highlights

•	Sales of $12.8 million

•	Gross margin of 45.5%

•	GAAP operating expense of $6.9 million

•	Non-GAAP operating expense of $5.7 million

•	GAAP net loss of $1.1 million or $(0.11) per share

•	Non-GAAP net income of $0.2 million or $0.02 per diluted share

•	Adjusted EBITDA of $0.3 million

Fourth Quarter 2020 Financial Results

Sales for the fourth quarter of 2020 were $12.8 million, of which $9.6 million was generated from the consumer market, $1.9 million from the automotive market and $1.3 million from the enterprise market. Sales for the fourth quarter of 2020 decreased $0.2 million from $13.0 million in the same year-ago period, primarily due to lower consumer market sales, largely offset by higher sales in the enterprise market.

Gross profit for the fourth quarter of 2020 was $5.8 million, compared to $5.8 million in the same year-ago period. Gross margin for the fourth quarter of 2020 was 45.5%, which was a 110-basis point improvement from 44.4% in the same year-ago period as a result of product cost reduction efforts.

Total operating expense for the fourth quarter of 2020 was $6.9 million, compared to $5.9 million in the same year-ago period. The higher operating expense was primarily due to acquisition-related expenses associated with the acquisition of NimbeLink which closed on January 7, 2021, and a nominal increase in personnel-related expenses. Non-GAAP operating expense for the fourth quarter of 2020 was $5.7 million, compared to $5.1 million in the same year-ago period (see note regarding “Use of Non-GAAP Financial Measures,” below for further discussion of this non-GAAP measure).

Net loss for the fourth quarter of 2020 was $1.1 million or $(0.11) per share (based on 9.8 million shares), compared to a net income of $0.1 million or $0.01 per share (based on 10.0 million diluted shares) in the same year-ago period. Non-GAAP net income for the fourth quarter of 2020 was $0.2 million or $0.02 per share (based on 10.2 million diluted shares), compared to non-GAAP net income of $0.7 million or $0.07 per share (based on 10.0 million diluted shares) in the same year-ago period (see note regarding “Use of Non-GAAP Financial Measures” below for further discussion of this non-GAAP measure).

Adjusted EBITDA for the fourth quarter of 2020 totaled $0.3 million, compared to $0.8 million in the same year-ago period (see note regarding “Use of Non-GAAP Financial Measures” below for further discussion of this non-GAAP measure).

Full Year 2020 Financial Highlights

•	Sales of $48.5 million

•	Gross margin of 46.6%

•	GAAP operating expense of $25.8 million

•	Non-GAAP operating expense of $22.2 million

•	GAAP net loss of $3.3 million or $(0.34) per share

•	Non-GAAP net income of $0.5 million or $0.05 per diluted share

•	Adjusted EBITDA of $0.9 million

Full Year 2020 Financial Results

Sales for the full year of 2020 were $48.5 million, of which $37.1 million was generated from the consumer market, $7.5 million from the automotive market, and $3.9 million from the enterprise market. Sales for the full year of 2020 decreased 12.9% compared to $55.7 million in 2019 due to impacts from COVID-19 as well as a product cycle transition for several of the company’s high volume embedded antenna products.

Gross profit for the full year of 2020 decreased to $22.6 million from $25.3 million in 2019. Gross margin was 46.6% for the full year of 2020, an improvement from 45.4% in 2019 driven by product cost reductions efforts.

Total operating expenses for the full year of 2020 were $25.8 million, compared to $24.9 million in 2019. The increase in total operating expenses was primarily due to increased engineering product development expenses, personnel-related expenses, and acquisition-related costs, partially offset by lower travel expenses and tradeshow cancellations related to COVID-19. Non-GAAP operating expenses for the full year of 2020 were $22.2 million, relatively flat compared to $22.2 million in 2019 (see note regarding “Use of Non-GAAP Financial Measures” below for further discussion of this non-GAAP measure).

Net loss for the full year of 2020 totaled $3.3 million or $(0.34) per share (based on 9.7 million shares), compared to net income of $0.9 million or $0.09 per share (based on 10.1 million diluted shares) in 2019. Non-GAAP net income for the full year of 2020 totaled $0.5 million or $0.05 per share (based on 10.0 million diluted shares), compared to $3.2 million or $0.32 per share (based on 10.1 million diluted shares) in 2019 (see note regarding “Use of Non-GAAP Financial Measures,” below for further discussion of this non-GAAP measure).

Adjusted EBITDA for the full year of 2020 totaled $0.9 million, compared to $3.7 million in 2019 (see note regarding “Use of Non-GAAP Financial Measures,” below for further discussion of this non-GAAP measure).

Management Commentary

“The fourth quarter marked a solid finish to what was an eventful, challenging, and transformative year,” said Airgain’s Chief Executive Officer and President, Jacob Suen. “Our team’s resiliency and operational execution enabled us to effectively navigate the dynamic environment and enter 2021 with strong momentum. Our acquisition of NimbeLink strengthened our enterprise offering with edge-based cellular connectivity solutions for industrial IoT and M2M applications and our successful rollout of the AirgainConnect® platform strengthened our automotive offering. Together, they began Airgain’s transformation into a wireless system solutions provider. With the ramp in recent design activity from our historical business, I have confidence that we are on the cusp of hitting a real growth curve that is beginning to play out this year.”

Subsequent Event

Airgain Senior Vice President of Engineering Kevin Thill will be retiring from the Company, effective May 7, 2021. The Company plans to initiate a comprehensive search to fill Mr. Thill’s position.

“On behalf of the entire Airgain team, I want to thank Kevin for his many years of service to our organization,” said Suen. “Under Kevin’s leadership, our engineering organization is well structured with strong management at each of our R&D centers across the globe to continue the engineering development and research efforts. Over the next two months, Kevin will assist in the search process to identify a successor to execute our technology roadmap and further extend Airgain’s technological leadership. We wish Kevin the utmost happiness and health during his retirement.”

First Quarter 2021 Financial Outlook

•	Total sales are expected to be in the range of $16.5 million to $17.5 million, representing a year-over-year increase of 52% at the midpoint

•	GAAP gross margin is expected to be in the range of 41.0% to 42.0%

•	Non-GAAP gross margin is expected to be in the range of 42.5% to 43.5%

•	GAAP operating expense is expected to be $8.8 million, plus or minus $0.2 million

•	Non-GAAP operating expense is expected to be $7.0 million, plus or minus $0.15 million

•	GAAP earnings per share is expected to be ($0.18) at midpoint

•	Non-GAAP earnings per diluted share is expected to be $0.03 at midpoint

•	Adjusted EBITDA is expected to be $0.5 million at midpoint

Our financial outlook for the three months ending March 31, 2021, including reconciliations of GAAP to non-GAAP measures can be found at the end of this press release.

Conference Call

Airgain management will hold a conference call today (Thursday, February 18, 2021) at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss financial results for the fourth quarter ended and year ended December 31, 2020, and to provide an update on business conditions.

Airgain management will host the presentation, followed by a question and answer period.

Date: Thursday, February 18, 2021

Time: 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time)

Please follow the below web address to register for the Fourth Quarter and Full Year 2020 Conference Call. Upon registering, you will be provided call details with a unique ID. There will be a reminder email sent out to all registered participants.

Registration: http://www.directeventreg.com/registration/event/3247336

The conference call will be broadcast simultaneously and available for replay via the investor relations section of the company’s website.

A replay of the call will be available after 8:00 p.m. Eastern Time through March 18, 2021.

U.S. replay dial-in: (800) 585-8367 or (416) 621-4642

Conference ID: 3247336

About Airgain, Inc.

Airgain is a leading provider of advanced wireless connectivity solutions and technologies used to enable high performance wireless networking across a broad range of devices and markets, including consumer, enterprise, and automotive. Our mission is to connect the world through advanced antenna systems and integrated wireless solutions. Combining design-led thinking with testing and development, our technologies are deployed in carrier, fleet, enterprise, residential, private, government, and public safety wireless networks and systems, including set-top boxes, access points, routers, modems, gateways, media adapters, portables, digital televisions, sensors, fleet, and asset tracking devices. Through our pedigree in the design, integration, and testing of high-performance embedded antenna technology, we have become a leading provider to the residential wireless local area networking, also known as WLAN, market, supplying to leading carriers, original equipment manufacturers, or OEMs, original design manufacturers, or ODMs, and chipset manufacturers who depend on us to achieve their wireless performance goals. Airgain is headquartered in San Diego, California, and maintains design and test centers in the U.S., U.K., and China. For more information, visit airgain.com, or follow us on LinkedIn and Twitter.

Airgain and the Airgain logo are registered trademarks of Airgain, Inc.

Forward-Looking Statements

Airgain cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. These forward-looking statements include statements regarding the rollout of our AirgainConnect platform, and any associated expected benefits, the expected benefits of the acquisition of NimbeLink and the combined company product offerings, our ability to transition to a wireless systems solutions provider, and our first quarter 2021 financial outlook and prospects for growth or momentum across our markets in 2021, including AirgainConnect. The inclusion of forward-looking statements should not be regarded as a representation by Airgain that any of our plans will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including, without limitation: the market for our antenna products is developing and may not develop as we expect; risks related to the timing of the rollout of AT&T’s FirstNet network upon which our AirgainConnect products will operate; risks and uncertainties related to the acquisition of NimbeLink, including any costs, expenses or difficulties related to the acquisition; risks associated with integrating the NimbeLink business into our current business; the failure to realize the expected benefits and synergies of the acquisition in the expected timeframes or at all; our operating results may fluctuate significantly, including based on seasonal factors, which makes future operating results difficult to predict and could cause our operating results to fall below expectations or guidance; the COVID-19 pandemic may continue to disrupt and otherwise adversely affect our operations and those of our suppliers, partners, distributors and ultimate end customers, and the overall supply chain that our antennas are used in, as well as adversely affecting the general U.S. and global economic conditions and financial markets, and, ultimately, our sales and operating results; risks and uncertainties related to management and key personnel changes; our products are subject to intense competition, including competition from the customers to whom we sell and competitive pressures from existing and new companies may harm our business, sales, growth rates, and market share; risks associated with the performance of our products including risks associated with introducing AirgainConnect into the newly licensed Band 14 frequencies; our future success depends on our ability to develop and successfully introduce new and enhanced products for the wireless market that meet the needs of our customers, including our ability to transition to provide a more diverse solutions capability; our ability to identify and consummate strategic acquisitions and partnerships; we sell to customers who are price conscious, and a few customers represent a significant portion of our sales, and if we lose any of these customers, our sales could decrease significantly; we rely on a few contract manufacturers to produce and ship all of our products, a single or limited number of suppliers for some components of our products and channel partners to sell and support our products, and the failure to manage our relationships with these parties successfully could adversely affect our ability to market and sell our products; risks associated with ramping up and relying on a new third-party manufacturer; if we cannot protect our intellectual property rights, our competitive position could be harmed or we could incur significant expenses to enforce our rights; and other risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Note Regarding Use of Non-GAAP Financial Measures

To supplement our condensed financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation, amortization (Adjusted EBITDA), non-GAAP net income (loss) attributable to common stockholders (non-GAAP net income (loss)), non-GAAP earnings per (basic or diluted) share (non-GAAP EPS), non-GAAP operating expense and non-GAAP gross margin. We believe these financial measures provide useful information to investors with which to analyze our operating trends and performance.

In computing Adjusted EBITDA, non-GAAP net income (loss), and non-GAAP EPS, we exclude stock-based compensation expense, which represents non-cash charges for the fair value of stock awards; other income as well as interest income offset by interest expense; depreciation and/or amortization; acquisition-related expenses, and provision for income taxes. In computing non-GAAP operating expense, we exclude stock-based compensation expense, acquisition-related expenses, and amortization. In computing non-GAAP gross margin, we exclude stock-based compensation expense, and amortization. Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company’s non-cash operating expenses; we believe that providing non-GAAP financial measures that exclude non-cash expense allows for meaningful comparisons between our core business operating results and those of other companies, as well as providing us with an important tool for financial and operational decision making and for evaluating our own core business operating results over different periods of time. Management considers these types of expenses and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of our control and are not necessarily reflective of operational performance during a period.

Our non-GAAP measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. Our Adjusted EBITDA, non-GAAP net income (loss), non-GAAP EPS, non-GAAP operating expense and non-GAAP gross margin are not measurements of financial performance under GAAP and should not be considered as an alternative to operating or net income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. We do not consider these non-GAAP measures to be a substitute for, or superior to, the information provided by GAAP financial results. Reconciliations with specific adjustments to GAAP results and outlooks are provided at the end of this release.

Airgain, Inc.

Unaudited Condensed Balance Sheets

(in thousands, except per share data)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$38,173	$13,197
Short-term investments	—	21,686
Trade accounts receivable	4,782	7,656
Inventory	1,016	1,193
Prepaid expenses and other current assets	1,462	1,361

Total current assets	45,433	45,093
Property and equipment, net	2,377	2,126
Goodwill	3,700	3,700
Customer relationships, net	2,627	3,110
Intangible assets, net	541	687
Other assets	249	10

Total assets	$54,927	$54,726

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,975	$3,838
Accrued compensation	2,655	2,492
Accrued liabilities and other	1,187	344
Current portion of deferred rent obligation under operating lease	39	85

Total current liabilities	6,856	6,759
Deferred tax liability	58	52
Deferred rent obligation under operating lease	271	11

Total liabilities	7,185	6,822

Commitments and contingencies
Stockholders’ equity:
Common stock and additional paid-in capital, par value $0.0001, 200,000 shares authorized; 10,318 shares issued and 9,784 shares outstanding at December 31, 2020; and 10,146 shares issued and 9,681 shares outstanding at December 31, 2019	100,356	96,623
Treasury stock, at cost; 534 shares and 465 shares at December 31, 2020 and 2019, respectively	(5,267)	(4,659)
Accumulated other comprehensive income	—	8
Accumulated deficit	(47,347)	(44,068)

Total stockholders’ equity	47,742	47,904

Total liabilities and stockholders’ equity	$54,927	$54,726

Airgain, Inc.

Unaudited Condensed Statements of Operations

(in thousands, except per share data)

	Three months ended
	December 31,	September 30,	December 31,	Year ended December 31,
	2020		2019	2020	2019
Sales	$12,830	$13,010	$13,026	$48,502	$55,739
Cost of goods sold	6,993	6,981	7,248	25,917	30,415

Gross profit	5,837	6,029	5,778	22,585	25,324

Operating expenses:
Research and development	2,284	2,231	2,045	9,157	8,989
Sales and marketing	1,499	1,559	1,072	5,976	7,036
General and administrative	3,130	2,439	2,751	10,636	8,919

Total operating expenses	6,913	6,229	5,868	25,769	24,944

Income (loss) from operations	(1,076)	(200)	(90)	(3,184)	380

Other (income) expense:
Interest income net	(3)	(23)	(151)	(197)	(709)
Other expense	8	—	—	19	—

Total other income	5	(23)	(151)	(178)	(709)

Income (loss) before income taxes	(1,081)	(177)	61	(3,006)	1,089
Provision for income taxes	(1)	84	(2)	273	163

Net income (loss)	$(1,080)	$(261)	$63	$(3,279)	$926

Net income (loss) per share:
Basic	$(0.11)	$(0.03)	$0.01	$(0.34)	$0.10
Diluted	$(0.11)	$(0.03)	$0.01	$(0.34)	$0.09
Weighted average shares used in calculating income (loss) per share
Basic	9,771	9,710	9,697	9,714	9,684
Diluted	9,771	9,710	10,025	9,714	10,097

Airgain, Inc.

Unaudited Condensed Statements of Cash Flows

(in thousands)

	For the year ended December 31,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$(3,279)	$926
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	463	493
Loss on disposal of property and equipment	11	—
Amortization of intangibles	629	655
Amortization of (discounts) premium on investments, net	64	(312)
Stock-based compensation	2,564	2,204
Deferred tax liability	6	14
Changes in operating assets and liabilities:
Trade accounts receivable	2,874	(643)
Inventory	177	158
Prepaid expenses and other assets	(164)	(171)
Accounts payable	(862)	(303)
Accrued compensation	163	(625)
Accrued liabilities and other	843	168
Deferred obligation under operating lease	215	(196)

Net cash provided by operating activities	3,704	2,368

Cash flows from investing activities:
Purchases of available-for-sale securities	(753)	(36,456)
Maturities of available-for-sale securities	22,366	35,270
Purchases of property and equipment	(727)	(1,214)

Net cash provided by (used in) investing activities	20,886	(2,400)

Cash flows from financing activities:
Repurchase of common stock	(608)	(1,227)
Proceeds from issuance of common stock	1,169	835

Net cash provided by (used in) financing activities	561	(392)

Net increase (decrease) in cash, cash equivalents, and restricted cash	25,151	(424)
Cash, cash equivalents, and restricted cash; beginning of period	13,197	13,621

Cash, cash equivalents, and restricted cash; end of period	$38,348	$13,197

Supplemental disclosure of cash flow information
Interest paid	$—	$1
Taxes paid	$164	$71
Supplemental disclosure of non-cash investing and financing activities:
Accrual of property and equipment	$2	$4

Cash and cash equivalents	$38,173	$13,197
Restricted cash included in other assets	175	—

Total cash, cash equivalents, and restricted cash	$38,348	$13,197

Airgain, Inc.

Unaudited Disaggregated Revenue by Market

(in thousands)

Target Market	Q1 2020	Q2 2020	Q3 2020	Q4 2020	YTD 2020
Consumer	$8,463	$8,645	$10,381	$9,640	$37,129
Automotive	1,951	1,822	1,835	1,855	7,463
Enterprise	802	979	794	1,335	3,910

Total	$11,216	$11,446	$13,010	$12,830	$48,502

Airgain, Inc.

(in thousands, except per share data)

Reconciliation of GAAP to non-GAAP Net Income (Loss)

	Three months ended
	December 31,	September 30,	December 31,	Year ended December 31,
	2020		2019	2020	2019
Net income (loss)	$(1,080)	$(261)	$63	$(3,279)	$926
Stock-based compensation expense	608	634	599	2,564	2,204
Amortization	154	153	164	629	655
Acquisition-related expenses	484	—	—	484	—
Other income	(3)	(23)	(151)	(186)	(709)
Provision for income taxes	(1)	84	(2)	273	163

Non-GAAP net income attributable to common stockholders	$162	$587	$673	$485	$3,239

Non-GAAP net income per share:
Basic	$0.02	$0.06	$0.07	$0.05	$0.33
Diluted	$0.02	$0.06	$0.07	$0.05	$0.32
Weighted average shares used in calculating non-GAAP income per share:
Basic	9,771	9,710	9,697	9,714	9,684
Diluted	10,188	10,069	10,025	9,992	10,097

Reconciliation of GAAP to non-GAAP Operating Expenses

	Three months ended
	December 31,	September 30,	December 31,	Year ended December 31,
	2020		2019	2020	2019
Operating expenses	$6,913	$6,229	$5,868	$25,769	$24,944
Stock-based compensation expense	(606)	(634)	(599)	(2,562)	(2,204)
Amortization	(121)	(119)	(131)	(497)	(523)
Acquisition-related expenses	(484)	—	—	(484)	—

Non-GAAP operating expenses	$5,702	$5,476	$5,138	$22,226	$22,217

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three months ended
	December 31,	September 30	December 31,	Year ended December 31,
	2020		2019	2020	2019
Net income (loss)	$(1,080)	$(261)	$63	$(3,279)	$926
Stock-based compensation expense	608	634	599	2,564	2,204
Depreciation and amortization	269	259	284	1,092	1,148
Acquisition-related expenses	484	—	—	484	—
Interest income, net	(3)	(23)	(151)	(197)	(709)
Provision for income taxes	(1)	84	(2)	273	163

Adjusted EBITDA	$277	$693	$793	$937	$3,732

Q1-21 Financial Outlook

Reconciliations of GAAP to Non-GAAP Gross Margin, Operating Expense, Net Income (Loss),

and EPS and to Adjusted EBITDA

For the Three Months Ended March 31, 2021

(in millions, except per share data)

Gross Margin Reconciliation:		EPS Reconciliation (1):
GAAP gross margin	41.5%	GAAP EPS	$(0.18)
Stock-based compensation	0.0%	Stock-based compensation	0.09
Amortization	1.5%	Amortization	0.10

Non-GAAP gross margin	43.0%	Acquisition-related expenses	0.02

		Interest income, net	—
Operating Expense Reconciliation:		Provision for income taxes	—

GAAP operating expenses	$8.76	Non-GAAP EPS	$0.03

Stock-based compensation	(0.88)
Amortization	(0.69)	Adjusted EBITDA Reconciliation:
Acquisition-related expenses	(0.18)	GAAP net loss	$(1.74)

Non-GAAP operating expenses	$7.01	Stock-based compensation	0.88

		Depreciation and amortization	1.13
Net Income Reconciliation:		Acquisition-related expenses	0.18
GAAP net loss	$(1.74)	Interest income, net	(0.01)
Stock-based compensation	0.88	Provision for income taxes	0.04

Amortization	0.96	Adjusted EBITDA	$0.48

Acquisition-related expenses	0.18
Interest income, net	(0.01)
Provision for income taxes	0.04

Non-GAAP net income	$0.31

(1)	Amounts are based on 9.9 million basic and 10.3 million diluted weighted average shares outstanding